EXHIBIT 3.1(b)

CERTIFICATE OF AMENDMENT
of
CERTIFICATE OF INCORPORATION

CORDON CORPORATION

Cordon Corporation, a corporation organized and existing under and by virtue of the General Corporation law of the state of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the board of directors of said corporation by the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Cordon Corporation be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

“The name of the corporation is Ameriserv Financial Corporation.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the state of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the state of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the state of Delaware.

IN WITNESS WHEREOF, said Cordon Corporation has caused this certificate to be signed by E. Ray Lewis, its president, and attested by Robert W. Daniell, its secretary, this 27th day of June, 1990.

Attest:		CORDON CORPORATION

By	/s/ Robert W. Daniell	By	/s/ E. Ray Lewis

	Robert W. Daniell Secretary		E. Ray Lewis President